Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S‑3 (Nos. 333-219220 and 333-215443) and Forms S-8 (Nos. 333-222866, 333-215822 and 333-207674) of MyoKardia, Inc. of our report dated March 8, 2018 relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 8, 2018